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                                   EXHIBIT 99


CAMCO FINANCIAL ANNOUNCES THIRD QUARTER 2003 EARNINGS

Friday October 24, 4:59 pm ET

CAMBRIDGE, Ohio--(BUSINESS WIRE)--Oct. 24, 2003--(Nasdaq:CAFI - News) - Camco Financial Corporation reported net earnings for the nine months ended September 30, 2003 of $6.27 million versus $7.38 million for the comparable period in 2002. Basic earnings per share for 2003 were $.83 versus $.93 for 2002.

For the quarter ended September 30, 2003, Camco reported net earnings of $1.59 million versus $2.53 million of net earnings reported for the same quarter in 2002. Basic earnings per share for the third quarter of 2003 were $.21 compared to $.32 for the same quarter in 2002.

Camco's President & CEO Richard C. Baylor commented; "We look upon the third quarter as one of transition due to a dramatic increase in long-term interest rates since early June, following the low interest rate environment that we have been experiencing for the last two years. In the 3rd quarter we recorded a sizable increase in amortization of our mortgage servicing rights that was only partially offset by the valuation of new servicing rights created by loans we sold in this quarter. This increase in amortization was attributable primarily to high prepayment speeds on the existing portfolio of loans serviced. After several quarters of contraction in our owned loan portfolio due to heavy refinancing activity, we are beginning to see loan growth, due to a shift from selling long-term, fixed-rate home loans into the secondary market to producing rate sensitive loans for our portfolio. We are very pleased with the 20.1% annualized growth rate in our loan portfolio in the third quarter. We are now experiencing consistent loan volume from our commercial real estate division, with year-to-date production in 2003 versus 2002 up 62%. Consumer lending is also providing strong consistent volumes. Notably, we are seeing improvement in the level of our non-performing loans, now at $12.3 million as of September 30th versus $13.7 million as of June 30, 2003. "

Mr. Baylor continued, "Our net interest margin has fallen dramatically since the second quarter of 2002 from 2.86% to 2.26% in the third quarter 2003. We anticipate improvement in our net interest margin due to our asset sensitive interest rate risk position in a rising interest rate environment. The margin deterioration was partly due to our holding of long-term fixed-rate FHLB borrowings at higher rates. We are maintaining our focus on executing our Strategic Plan to deliver financial products that will solidify customer banking relationships while providing higher margins and fee income."

Baylor also noted, "In our effort to effectively manage our capital levels we continue to coordinate a strong dividend pay-out ratio in conjunction with our Stock Repurchase Plan. Camco recently announced a 3.57% increase in the quarterly dividend to $.145 per share representing an annualized yield of 3.41% based on Camco's quarter-end market value. We purchased 128,000 shares in the third quarter with approximately 290,000 shares remaining to be purchased under our current Stock Repurchase Plan."

Baylor added, "We remain committed to seeking opportunities to add profitability and build shareholder value. A recent example of our continuing effort to manage costs and re-direct resources was our decision to close our Russell, Ky. banking center in September 2003."

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.camcofinancial.com.




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The words or phrases "will likely result," "are expected to," "will continue,"
"is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financials Attached.

                           Camco Financial Corporation
                  Condensed Consolidated Statements of Earnings
                    Periods Ended September 30, 2003 and 2002
        (In thousands, except for per share data and shares outstanding)

                           9 Months    9 Months    3 Months    3 Months
                            Ended        Ended       Ended       Ended
                            9/30/03     9/30/02    9/30/03     09/30/02
                          (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                          ------------------------------------------------

Total Interest Income         $41,953     $50,389    $13,342      $16,461
Total Interest Expense         23,955      29,519      7,655        9,528
                          ------------------------------------------------
Net Interest Income            17,998      20,870      5,687        6,933
Provision for Losses
 on Loans                         930         752        255          338
                          ------------------------------------------------
Net Interest Income
 After Provision for
 Loan Losses                   17,068      20,118      5,432        6,595

Other Income                    9,226       7,041      2,423        2,684

General, Administrative,
 and Other Expense             17,190      16,271      5,551        5,559
                          ------------------------------------------------

Net Income - Before
 Income Tax                     9,104      10,888      2,304        3,720
                          ------------------------------------------------

Income Tax Expense              2,836       3,513        718        1,190
                          ------------------------------------------------

Net Earnings                   $6,268      $7,375     $1,586       $2,530
                          ================================================


Earnings Per Share Reported:
                 Basic          $0.83       $0.93      $0.21        $0.32
               Diluted          $0.82       $0.92      $0.21        $0.32
 Basic Weighted Number

 of Shares Outstanding      7,537,944   7,947,311  7,417,459    7,897,051
Diluted Weighted Number
 of Shares Outstanding      7,667,989   8,054,820  7,500,180    8,008,495


Selected Financial Ratios

Net Interest Margin              2.36%       2.69%      2.26%        2.66%

Reported:








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Return on Average Equity         8.60%      10.12%      6.50%       10.29%
Return on Average Assets         0.78%       0.91%      0.59%        0.93%


                           Camco Financial Corporation
            Condensed Consolidated Statements of Financial Condition
        (In thousands, except for per share data and shares outstanding)


                               9/30/03     12/31/02    9/30/02
                           ------------------------------------
Assets
------

Cash and Cash Equivalents      $45,090      $57,022    $41,183
Investments                    132,069      161,489    186,175
Loans Held for Sale              7,934       55,493     24,984
Loans Receivable               798,193      746,955    781,474
Allowance for Loan Loss         (5,329)      (5,490)    (4,933)
                           ------------------------------------
    Loans Receivable, Net      792,864      741,465    776,541
Goodwill                         2,953        2,953      2,953
Other Assets                    63,796       64,818     65,002
                           ------------------------------------

Total Assets                $1,044,706   $1,083,240 $1,096,838
                           ====================================

Liabilities
-----------

Deposits                      $661,520     $694,072   $703,218
Borrowed Funds                 277,794      276,276    282,122
Other Liabilities               11,643       14,291     13,351
                           ------------------------------------
Total Liabilities              950,957      984,639    998,691

Stockholders Equity             93,749       98,601     98,147
                           ------------------------------------

Total Liabilities and
Stockholders' Equity        $1,044,706   $1,083,240 $1,096,838
                           ====================================

Stockholders' Equity to
Total Assets                      8.97%        9.10%      8.95%

Total Shares Outstanding     7,377,736    7,688,885  7,800,875

Book Value Per Share            $12.71       $12.82     $12.58


-------------------
Contact:
     Camco Financial Corporation, Cambridge
     Richard C. Baylor, CEO, 740-435-2040
     Mark A. Severson, CFO, 740-435-2055






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